                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549




                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. ____)*


                             First Advantage Bancorp
                     --------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $0.01 per share
                -----------------------------------------------
                         (Title of Class of Securities)


                                   31848L 10 4
                          ----------------------------
                                 (CUSIP Number)


                                November 29, 2007
                          ----------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                [x] Rule 13d-1(b)

                                [ ] Rule 13d-1(c)

                                [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 31848L 10 4
---------------------

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1.      NAMES OF REPORTING PERSONS.
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

        First Federal Savings Bank Employee Stock Ownership Plan

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2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
        (a) /_/
        (b) /X/

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3.      SEC USE ONLY


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4.      CITIZENSHIP OR PLACE OF ORGANIZATION
        State of Tennessee
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NUMBER OF               5.      SOLE VOTING POWER
SHARES                                  421,174
BENEFICIALLY
OWNED BY                --------------------------------------------------------
EACH                    6.      SHARED VOTING POWER
REPORTING                               0
PERSON
WITH                    --------------------------------------------------------
                        7.      SOLE DISPOSITIVE POWER
                                        421,174

                        --------------------------------------------------------
                        8.      SHARED DISPOSITIVE POWER
                                        0

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9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                421,174

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10. CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES /_/ (SEE INSTRUCTIONS)

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11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
        8.0% of 5,264,683 shares of Common Stock outstanding as of November 29, 2007.

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12.     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
        EP

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                                     2 of 6

                           FIRST FEDREAL SAVINGS BANK
                          EMPLOYEE STOCK OWNERSHIP PLAN

                                  SCHEDULE 13G

ITEM 1.

         (a)    Name of Issuer:

                First Advantage Bancorp

         (b)    Address of Issuer's Principal Executive Offices:

                1430 Madison Street
                Clarksville, Tennessee 37040
ITEM 2.

         (a)    Name of Person Filing:

                First Federal Savings Bank
                Employee Stock Ownership Plan

                Trustee: First Bankers Trust Services, Inc.
                         2321 Kochs Lane
                         Quincy, Illinois 62305

         (b)    Address of Principal Business Office or, if none, Residence:

                1430 Madison Street
                Clarksville, Tennessee 37040

         (c)    Citizenship:

                See Page 2, Item 4.

         (d)    Title of Class of Securities:

                Common Stock, par value $0.01 per share

         (e)    CUSIP Number:

                See Page 1.

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13D-1(B) OR 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

                (f)[x] An employee benefit plan or endowment fund in accordance with Section 240.13d-1(b)(1)(ii)(F).

ITEM 4.         OWNERSHIP.

                Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

                (a)  Amount beneficially owned: See Page 2, Item 9.

                (b)  Percent of class: See Page 2, Item 11.

                (c)  Number of shares as to which the person has:

                    (i)    Sole power to vote or to direct the vote:
                           See Page 2, Item 5.

                    (ii)   Shared power to vote or to direct the vote:
                           See Page 2, Item 6.

                    (iii) Sole power to dispose or to direct the disposition of:
                           See Page 2, Item 7.

                    (iv) Shared power to dispose or to direct the disposition of:
                           See Page 2, Item 8.

ITEM 5.         OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following /_/.

ITEM 6.         OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

                N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

                N/A

ITEM 8.         IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                N/A

ITEM 9.         NOTICE OF DISSOLUTION OF GROUP.

                N/A

ITEM 10.        CERTIFICATION.

                By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                February 14, 2008
                  --------------------------------------------
                                      Date

                               /s/ Linda J. Shultz
                  --------------------------------------------
                                    Signature

                 First Bankers Trust Services, Inc., as Trustee
                       By: Linda J. Shultz, Trust Officer
                  --------------------------------------------
                                   Name/Title